UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2023

Cidara Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 Per Share	CDTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 3, 2023, Cidara Therapeutics, Inc. (the “Company”), entered into an underwriting agreement (the “Common Underwriting Agreement”) with Cantor Fitzgerald & Co. (“Cantor”) to issue and sell to Cantor 9,640,000 shares of the Company’s common stock (the “Common Shares”) and an underwriting agreement (together with the Common Underwriting Agreement, the “Underwriting Agreements”) with Cantor to issue and sell to Cantor 286,000 shares of the Company’s Series X convertible preferred stock (the “Preferred Shares”) in separate and concurrent underwritten public offerings (collectively, the “Offerings”), pursuant to a Registration Statement on Form S-3 (File No. 333-260970) and a related prospectus and prospectus supplements, in each case filed with the Securities and Exchange Commission (the “SEC”).

Cantor agreed to purchase the Common Shares at a price of $1.267 per share and the Preferred Shares at a price of $12.67 per share. In addition, the Company granted Cantor an option, exercisable for a period of 30 days, to purchase up to an additional 1,446,000 shares of the Company’s common stock (the “Option Shares” and together with the Common Shares and the Preferred Shares, the “Shares”) at the same price per share as the Common Shares, which was exercised in full on March 3, 2023. Each Preferred Share is initially convertible into 10 shares of the Company’s common stock at any time at the option of the holder, provided that the holder will be prohibited from converting Preferred Shares into shares of the Company’s common stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of the Company’s common stock then issued and outstanding. The Offerings are expected to close on March 7, 2023, subject to satisfaction of customary closing conditions. The closing of each Offering is not contingent upon the closing of the other.

The gross proceeds from the Offerings, including the full exercise by Cantor of its option to purchase Option Shares, are expected to be approximately $19.5 million, before deducting underwriting discounts and commissions and estimated offering expenses. The net proceeds to the Company from the Offerings, including the full exercise by Cantor of its option to purchase Option Shares, are expected to be approximately $17.3 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The Underwriting Agreements contain customary representations, warranties, covenants and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and Cantor, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties. Copies of the Underwriting Agreements are filed as Exhibits 1.1 and 1.2 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing description of the Underwriting Agreements is qualified in its entirety by reference to such exhibits. A copy of the legal opinion of Cooley LLP as to the legality of the Shares to be issued and sold in the Offerings is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

Certain statements contained in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include, without limitation, statements about the Company’s expectations with respect to the anticipated closing of the Offerings and the expected gross and net proceeds from the Offerings. Words such as “will,” “expect,” “may,” “potential” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements necessarily contain these identifying words. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the Offerings. Additional factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in the Company’s filings with the SEC, including in the section captioned “Risk Factors” in the Company’s most recent quarterly report on Form 10-Q and subsequent filings thereafter, and the prospectus supplements relating to the Offerings. These forward-looking statements represent the Company’s judgment as of the time of this report. The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement, dated March 3, 2023, by and between Cidara Therapeutics, Inc. and Cantor Fitzgerald & Co. (Common Stock).

1.2	Underwriting Agreement, dated March 3, 2023, by and between Cidara Therapeutics, Inc. and Cantor Fitzgerald & Co. (Series X Convertible Preferred Stock).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: March 6, 2023	/s/ Jeffrey Stein, Ph.D.
Jeffrey Stein, Ph.D.
President and Chief Executive Officer (Principal Executive Officer)